FRONTIER BEVERAGE COMPANY, INC.

DEMAND PROMISSORY NOTE

November 12, 2009

FRONTIER BEVERAGE COMPANY, INC., a Nevada corporation (the “Company”), for value received, hereby promises to pay to HBB, LLC, a Tennessee limited liability company (the “Holder”) the sum of any and all advances made to the Company as recorded on Exhibit 1 together with interest on the outstanding principal balance remaining unpaid from time to time until paid at eight percent (8%) per annum.

1. Principal and Interest Payments.

(a) The then unpaid principal amount of this Note shall be due and payable in full on demand by the Holder (the “Maturity Date”).

(b) All payments made hereunder shall apply first to accrued interest and the reminder, if any, to reduction of principal as permitted herein.

(c) The Company has the option to pay the principal amount of this Note plus any accrued but unpaid interest at any time prior to the Maturity Date.

2. Events of Default.

The occurrence of any events or conditions described in this Section shall constitute an event of default by the Company hereunder:

(a) By failing to make any payments of principal or interest on any amount due hereunder when due.

(b) By filing a voluntary petition in bankruptcy or a voluntary petition or answer seeking liquidation, reorganization, arrangement, readjustment of its debts, or for any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether state, Federal, or foreign, now or hereafter existing; by entering into any agreement indicating its consent to, approval of, or acquiescence in, any such petition or proceeding; by applying for or permitting the appointment by consent or acquiescence of a receiver, custodian or trustee of the Company for all or a substantial part of its property; by making an assignment for the benefit of creditors; or being unable or failing to pay its debts generally as such debts become due, or by admitting, in writing, its inability or failure to pay its debts generally as such debts become due.

(c) By having an involuntary petition in bankruptcy or seeking liquidation, reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether State, Federal or foreign, now or hereafter existing, filed against the Company; by suffering the involuntary appointment of a receiver, custodian or trustee of the Company or for all or a substantial part of its property or an action for such appointment shall be commenced against the Company; or suffering the issuance of a warrant of attachment, execution or similar process against all or any substantial part of the property of Company or an action seeking the issuance of such a warrant, execution or similar process shall be commenced against the Company.

(d) By having one or more judgments or decrees entered against the Company involving in the aggregate a liability (not paid or fully covered by insurance) of $50,000 or more and the same is not stayed, fully bonded off or cured within ten (10) days thereafter.

3. Attorney’s Fees. If an attorney is employed by the Holder to enforce, defend or interpret any provisions of this instrument, the Company agrees to pay a reasonable attorney’s fee for the attorney’s services, including all costs of collection.

4. Entire Agreement. This note and any other documents expressly identified herein constitute the entire understanding of the parties with respect to the subject matter hereof, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by the Company and Holder.

5. Governing Law and Venue. The Company acknowledges and agrees that irrespective of where executed; this note shall be construed in accordance with the laws of the State of Tennessee.

6. Miscellaneous. This Note constitutes the rights and obligations of the Holder and the Company. No provision of this Note may be modified except by an instrument in writing signed by the party against whom the enforcement of any modification is sought.

In no event shall the rate of interest payable hereunder exceed the maximum rate permitted by applicable law.

No provision of this Note shall alter or impair the absolute and unconditional obligation of the Company to pay the principal of, and interest on, this Note in accordance with the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this Note to be signed on its behalf, in its corporate name, by its duly authorized officer, all as of the day and year first above written.

FRONTIER BEVERAGE COMPANY, INC.

By:
Terry Harris, President

FRONTIER BEVERAGE COMPANY, INC.

March 5, 2010

HHB, LLC

1837 Harbor Avenue

P.O. Box 13098

Memphis, TN 38113

Re:	Frontier Beverage Company, Inc. – Audit Confirmation

Gentlemen:

We have engaged Sherb & Co., LLP to conduct an audit of our financial statements. In connection therewith, our records indicate the following amounts payable to HHB, LLC on a promissory note as of December 31, 2009.

		INTEREST
DATE OF NOTE	DUE DATE	RATE	DATE PAID TO	BALANCE	COLLATERAL
12/31/09	Demand	8%	0	$18,961.00	None

Please confirm the accuracy of the list and mail your reply in the enclosed stamped, addressed envelope directly to the offices of Sherb & Co. LLP

Sincerely,

Terry Harris President

The above list is complete and accurate as of the date indicated except as described below:

Date: 3-11-10	By:
Tim Barham, VP HBB, LLC

1837 Harbor Avenue, PO Box 13098, Memphis, TN 38113

EXHIBIT 1

Frontier Beverage Company, Inc.

Cash Advances during 2009

Date		Check #	Addition	Balance
10/02/09	Danse Multimedia	1658	1,000.00	1,000.00
10/29/09	Danse Multimedia	1742	3,800.00	4,800.00
11/11/09	Danse Multimedia	1769	600.00	5,400.00
11/16/09	Worldspice Technologies	1775	100.00	5,500.00
12/08/09	Worldspice Technologies	1846	47.81	5,547.81
12/09/09	Danse Multimedia	1848	3,800.00	9,347.81
12/10/09	TH expense acct	1849	388.93	9,736.74
12/10/09	TH expense acct	1849	700.00	10,436.74
12/10/09	TH expense acct	1849	275.00	10,711.74
12/10/09	TH expense acct	1849	171.87	10,883.61
12/11/09	Securities Transfer Corp	1861	500.00	11,383.61
12/18/09	Back Office Consultants	1876	2,000.00	13,383.61
12/18/09	Munck Carter	1877	1,000.00	14,383.61
12/21/09	AT&T	CC	744.72	15,128.33
12/28/09	Worldspice Technologies	CC	32.85	15,161.18
12/28/09	Danse Multimedia	1897	3,800.00	18,961.18